Exhibit 10.22

PLAYBOY ENTERPRISES, INC.

December 20, 2012

David Israel

[ADDRESS]

Dear David:

Playboy Enterprises, Inc. (the "Company") is pleased to confirm its offer of employment to you under the following terms:

1.	Position: Your title will be President of Playboy Media and you shall carry out all duties reasonably assigned to you by the Company. For the avoidance of doubt, your duties and powers shall not violate any contractual obligations of the Company or any of its direct or indirect subsidiaries. You will be reporting directly to Scott Flanders, CEO. Your role will include being responsible for improving the operational efficiency and profitability of PEI's print businesses (US Magazine and International Publications), coordinating PEI's digital content initiatives, maximizing the success and minimizing the operational risk of PEI's strategic relationships, ensuring tight alignment of the brand strategy across the content of all media platforms, and providing direct oversight of Alta Loma Entertainment.

2.	Cash Compensation: The Company will pay you a starting salary at the rate of $480,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

3.	Bonus Compensation: You will be eligible to participate in an annual bonus program with a maximum annual potential of sixty percent (60%) of your earned base salary payable when the annual bonus cycle is complete. Your actual bonus payment will be at the discretion of the Company and will take into consideration not only the financial performance of the Company but also your individual performance measured against a series of specific goals and objectives that will be developed. Specific terms and conditions of your Bonus Compensation shall be memorialized under separate cover.

4.	Consulting Success Fee: You will continue to be eligible for the potential success fee of $100,000 as outlined in your consulting agreement payable in March 2013.

5.	Relocation: PEI will pay to transport your remaining personal belongings from North Carolina to California, each at costs reasonably determined between you and Human Resources. Additionally, we will continue to provide you with temporary, furnished housing through February 2013.

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210

6.	Equity Participation: Subject to board approval and your satisfaction of the terms and conditions of our form of unit grant agreement, the parent company of Playboy, Icon Acquisitions Holdings LLC, will issue to you a specified number of Class B units (which are subject to various vesting and other conditions).

7.	Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In general, these benefits include medical insurance, life insurance and participation in the Company's 401(k) plan.

8.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.	If your employment is terminated by the Company at any time without cause and you agree to sign a release of claims that is satisfactory to the Company, you will receive twelve (12) months of your then base salary in severance pay, payable in equal installments on a biweekly basis on the Company's normal payroll dates.

10.	Copy right: You acknowledge that all original works of authorship by you, whether created alone or jointly with others, relating to your employment with the Company, and which are protectable by copyright, are "works made for hire" and will be owned by the Company.

11.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.	Location : You will be based in Beverly Hills, and will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

13.	Confidentiality: You recognize and acknowledge that you will have access to confidential information relating to the business or interests of the Company or of persons with whom the Company may have business relationships. You will not during or after the term of your employment use or disclose to any other person or entity, any confidential information of the Company (except as required by applicable law).

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210

14.	Interpretation, Amendment and Enforcement: This letter agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

David, we sincerely hope that you will indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me. We would like your start date to be January 1, 2013. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

Playboy Enterprises, Inc.

/s/ KENDICE K. BRIGGS

Kendice K. Briggs
SVP, Human Resources

I have read and accept this employment offer:

/s/ DAVID ISRAEL

Signature of David Israel

Dated: 12/20/2012

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210

FIRST AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

This First Amendment (this “First Amendment”), dated February 8, 2021, by and between David Israel (“you”) and Playboy Enterprises, Inc. (“Company”), hereby amends that certain employment letter agreement between the parties dated December 20, 2012 (the “Letter Agreement”). This First Amendment is hereby incorporated into the Letter Agreement by reference.

WHEREAS, the parties desire to amend the Letter Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants herein and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, you and Company agree to amend the Letter Agreement as follows:

1.	SECTION 409A. The following paragraph is added to the Letter Agreement:

Notwithstanding any provision of this letter agreement to the contrary, in the event that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code”) (as determined in accordance with the methodology established by the Company as in effect on your date of termination), any payments or benefits that are considered non-qualified deferred compensation under Code Section 409A payable under this letter agreement on account of a “separation from service” during the six-month period immediately following your date of termination shall, to the extent necessary to comply with Code Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following your “separation from service” within the meaning of Code Section 409A.

2.            NO OTHER CHANGES. Except as expressly modified above, all of the other terms and conditions of the Letter Agreement shall remain in full force and effect and shall be applicable to the terms hereof; provided that, to the extent a provision of this First Amendment conflicts with a provision of the Letter Agreement, the provision in this First Amendment shall govern and control.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Letter Agreement as of the date first written above.

PLAYBOY ENTERPRISES, INC.

/s/ JENNY GREENWALD	/s/ DAVID G. ISRAEL
Jenny Greenwald	David Israel
Chief People Officer

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210